EXHIBIT 5

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

March 21, 2007

Gold Standard, Inc.

514 No. 18 Building

High New Technology Development

Harbin, Heilongjiang, P.R. China

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Gold Standard, Inc. proposes to file with the Securities and Exchange Commission registering 6,000,000 common shares which may be offered and sold by Gold Standard, Inc. under the 2007 Equity Incentive Option Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl

     Robert Brantl